Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 5, 2018 (April 12, 2018 as to the effects of the stock split described in Note 16) relating to the consolidated financial statements of GrafTech International Ltd. and subsidiaries appearing in the Prospectus, which is part of the Registration Statement No. 333-226609 on Form S-1 of GrafTech International Ltd.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

August 8, 2018